Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hepion Pharmaceuticals, Inc.

Edison, New Jersey

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 (Amendment No. 3) of our report dated May 14, 2020, relating to the consolidated financial statements of Hepion Pharmaceuticals, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

November 20, 2020